Exhibit 10.2
KEITHLEY INSTRUMENTS, INC.
1996 OUTSIDE DIRECTORS DEFERRED STOCK PLAN
(as Amended and Restated)
Keithley Instruments, Inc. (the “Company”) hereby amends and restates, effective as of January 1, 2005, the Keithley Instruments, Inc. 1996 Outside Directors Deferred Stock Plan, originally effective as of February 10, 1996 (the “Plan”).
WITNESSETH:
WHEREAS, the Company established the Plan for the purpose of deferring outside directors’ fees and paying those fees in the form of no par value Common Shares of Keithley Instruments, Inc. (“Shares”); and
WHEREAS, the Company continues to operate the Plan with the intent that Plan shall not be subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and that the Plan continues to be an unfunded plan of deferred compensation for purposes of the Internal Revenue Code of 1986, as amended (the “Code”), and it is intended not to satisfy any qualification requirement of Section 401 of the Code; and
WHEREAS, Section 7.1 of the Plan states that the Company may amend the Plan for any reason by action of the Board of Directors; and
WHEREAS, the Corporation desires to amend and restate the Plan to comply with the requirements of Code Section 409A, and the Treasury Regulations thereunder; and
WHEREAS, any amounts deferred in the calendar years beginning on or after January 1, 2005 under this Plan shall be governed by the terms and conditions of this amended and restated Plan; and
NOW, THEREFORE, in consideration of the premises, the Corporation sets forth that the Keithley Instruments, Inc. 1996 Outside Directors Deferred Stock Plan is hereby amended and restated in full to read as follows, effective January 1, 2005:
ARTICLE 1
DEFERRAL OF FEES
1.1	Method of Deferral.
Each outside director may elect to defer receipt of all or a portion (but not less than 50%) of the director’s fees payable to such director in respect of a given calendar year, by signing a deferral agreement and delivering it to the Committee on or before the July 31st next preceding the calendar year for which such director’s fees are earned and otherwise become payable. For Plan purposes, the term “director’s fees” shall include all meetings fees (including committee and special meetings fees), but shall not include any paid or reimbursed expenses. In each Deferral Agreement, the director (the “Participant”) will (i) irrevocably elect the percentage of his or her director’s fees to be deferred, and (ii) elect the date or dates on which distribution shall be made of the indicated Shares (or, in the case of any other form of investment made available to such director under Articles 3 and 4 hereof, cash or its equivalent).

ARTICLE 2
DISTRIBUTIONS
2.1	Date of Distribution.
The balance of the Deferral Account of a Participant shall be distributed to the Participant or, in the event of the death of the Participant, the person designated by the Participant as beneficiary (the “Beneficiary”) following (a) the later of (i) the date the Participant terminates his or her service on the Board of Directors of the Company in a termination which qualifies as a “Separation from Service” (as defined under Code Section 409A and related regulations); or (ii) the date elected by the Participant in the Deferral Agreement (which shall not be less than five (5) years following the year in which such fees are earned); or (b) if earlier than the date specified in part (a) hereof, the date such Participant dies.
2.2	Method of Distribution.
Each distribution of the balance of a Deferral Account shall be paid in a single sum or Share certificate or, if elected by the Participant in the Deferral Agreement, in installments. Such distribution(s) shall be made, or shall commence within ninety (90) days following (i) such Participant’s Separation from Service, (ii) the date of distribution elected by such Participant in his or her Deferral Agreement, or (iii) such Participant’s death (as applicable).
2.3	Amount of Distribution.
The amount of any single sum payment or distribution shall be equal to the balance of the Deferral Account or, in the case of a distribution of Shares, the number of whole Shares credited to such Account (any fractional interest to be paid in cash). The amount of each installment payment shall be equal to the balance of the Deferral Account multiplied by a fraction, the numerator of which is one and the denominator of which is the number of installments remaining. Installment distributions to be made in the form of Shares shall be rounded to the nearest whole Share.
ARTICLE 3
ACCOUNTS
3.1	Establishment of Deferral Account.
The Committee shall establish a Deferral Account in the name of each Participant. Such Account shall be established as of the first date that such director’s fees otherwise would have been paid to such Participant. Each Deferral Account shall be credited with the deferred portion of such director’s fees.

3.2	Investment of Account.
The Committee shall establish and communicate to each director the rules by which amounts deferred under the Plan are deemed to be held, invested and paid or distributed. Under such rules, all credits to the Deferral Account established for the benefit of a Participant shall be deemed to be invested in Shares, or in an interest-bearing account, or in one (1) or more other investment forms then made available under the Plan in accordance with Section 3.3 hereof and Article 4 hereof.
3.3	Sub-Accounts.

In the event a Participant elects to have the amounts deferred under the Plan be treated as having been invested in any combination of Shares, interest-bearing accounts or other investment forms then made available under the Plan pursuant to Article 4 hereof, the Committee shall establish sub-accounts to properly account for such election(s).

3.4	Nature of Accounts.
All credits to a Deferral Account of a Participant shall be recorded as an obligation of the Company on its books and records. However, no Participant or Beneficiary shall have any proprietary rights of any nature with respect to any Account of any Participant or with respect to any funds, securities or other property owned by the Company or any third party beneficially for the Company. All payments and distributions made or due under the Plan shall be made from the Company’s general funds, or from funds or other sources in which the Company has a beneficial interest. In no event shall any Participant or Beneficiary have any claim or right to any payment or any distribution of property hereunder that is superior to any claims or rights of any general unsecured creditor of the Company.
ARTICLE 4
INVESTMENT FUNDS
4.1	Investment Elections.
No more frequently than every six (6) months (but in any event subject to the implementation of a delayed effective date by the Company pursuant to subsection (c) hereof), a Participant may elect the manner in which his/her Deferrals and all other amounts then held under the Plan are to be treated as having been invested and reinvested in one (1) or more of the investments described in, or specified under, Section 4.2 hereof. When implementing this Section, the following rules shall apply:
(a) Any investment election made by a Participant shall be in ten percent (10%) increments and shall apply to any and all amounts held under the Plan, commencing the first of the calendar month next following the date of such election. When implementing a Participant’s investment election, any investment intended to reflect an investment in a registered security (including without limitation, Shares and mutual fund shares or units) shall be rounded down to the nearest whole share or unit and any amounts resulting from such rounding shall be held at interest in accordance with Section 4.2(b) hereof. No market-based change(s) shall be made to the manner in which a Participant has elected to have his or her Deferral Account invested; any such election shall remain in effect until rescinded, revoked or superseded by such Participant (or where applicable, his or her attorney-in-fact).

(b) If a Participant does not elect the form in which his or her Deferral Account is to be invested, such Deferral Account shall be deemed to be held at interest, as though such Participant elected to have such Account held at interest, in accordance with Section 4.2(b) hereof.
(c) If a Participant is found to have made an investment election more frequently than is permitted under 17 C.F.R. § 240.16b-3(f) (whether on account of a contrary election made under another Company-sponsored plan or otherwise), the Committee shall notify such Participant and automatically delay the effective date of the election made hereunder until the first of the first calendar month that is at least six months later than the date of such contrary election.
(d) The Committee shall establish and communicate any other rules, standards and forms necessary or advisable for making and implementing investment elections hereunder.
4.2	Establishing, Accounting for Investment Funds.
The Plan at all times shall have at least two (2) forms of investment in which a Participant’s Deferral Account shall be deemed to be invested: (1) Shares, and (2) an account bearing interest, determined in accordance with subsection (b) hereof. The Committee may in its discretion designate additional investment forms in which amounts held under the Plan can be treated as having been investment. However, the number of such additional investment forms in no event shall exceed two (2) and t the only forms of investment permitted under the Plan (other than Shares or amounts held at interest) shall consist of publicly-registered shares issued by a registered investment company managed by a series open-end management investment company (within the meaning of the Investment Company Act). The following rules shall be used to establish and maintain investment forms under the Plan:
(a) Shares. A Participant shall be entitled to have amounts held under the Plan be deemed to be invested, in whole or in part, in Shares. The number of Shares credited to a Participant’s Deferral Account by virtue of a Participant’s election to invest in Shares shall determined by reference to that number of whole Shares actually purchased in the open market by the Agent determined in accordance with Article 5 hereof, based on the funds provided to the agent as a result of such Participant’s election; provided that any such deemed investment in Shares shall be credited based on such Agent’s purchase activities without discriminating in favor of or against any individual Participant.

(b) Interest. A Participant also shall be entitled to have amounts held under the Plan be deemed to be held by the Company at interest (in whole or in part). The interest rate to be used when crediting such amounts shall be that annual interest rate published by Key Bank, N.A. or its direct successor (“Key”) as its prime or base rate (whether or not publicly announced and without regard to whether such rate is Key’s most borrower-favorable or best interest rate). For this purpose, subject to any minimum or maximum rate limitations specified by applicable law, Key’s prime or base rate will automatically and immediately change from time to time as of the effective date specified by Key for its commercial customers.
(c) Other Investment Forms. To the extent the Committee establishes one (1) or two (2) alternative investments into which a Participant can direct a portion of his or her Deferral Account, such Participant also shall be entitled to have amounts held under the Plan be deemed to be invested in such other investment form(s). Any alternative investment forms established by the Committee shall be maintained for a minimum of three (3) years, and an alternative investment form may only be discontinued after giving each Participant at least seven (7) months’ notice of such discontinuance. Any amounts held under the Plan and deemed invested in an investment fund that has been discontinued automatically shall be transferred to the interest-bearing account described in subsection (b) hereof, if no election form is received by the Committee prior to such discontinuance.
4.3	Nature of Investment Funds.
Notwithstanding any contrary provision in the Plan, or in any trust or agency relationship established by the Company or the Committee (or to which the Company or the Committee is or are parties), or in any Deferral Agreement, each Deferral Account is a mere unsecured promise by the Company to make payments in the future and no Participant shall have any right or interest in any particular funds, securities or property of the Company, or any trust or escrow.
ARTICLE 5
THE AGENT
5.1	Appointment, Replacement of Agent.
The Committee shall select and appoint an agent with limited authority to act on its behalf and for and on behalf of the Plan, with respect to the purchase, holding and accumulation of Shares (the “Agent”). The Agent shall serve at the pleasure of the Committee and may resign, or be removed by the Committee, upon the giving of thirty (30) days prior written notice (which may be waived by mutual written consent of the Committee and the then-incumbent Agent). The Company shall promptly transfer to and deposit with the Agent cash in an amount equal to the deferrals made by participating directors under the Plan. A party shall not be precluded from serving as Agent merely because such party (or an affiliate thereof) otherwise represents or provides services for the Company, or is (or at any time functions as) a “market maker” in the Shares of the Company; provided, that all Shares acquired by the Agent in connection with the Plan shall be acquired strictly in accordance with Section 5.2 hereof, and shall in no event be acquired by the Agent from Shares then held by the Agent for its own account.

5.2	Rights, Duties and Responsibilities of Agent.
The Agent shall have the following rights, duties and responsibilities, in addition to any other duties and responsibilities specified by the Committee in any written agency agreement to which the Agent is a party:
(a) Acting at its discretion with respect to timing, price and broker or dealer, the Agent shall acquire by purchase Shares or other marketable securities in the open market, using any amounts actually received from the Company in respect of deferrals made under the Plan or in respect of any Shares held by the Agent, but in no event buying or trading “on margin” or buying Shares from its own account;
(b) Promptly voting or otherwise exercising all rights capable of being exercised by record-holders of Shares or other marketable securities;
(c) Surrendering, delivering, tendering or transferring Shares, as and when directed by the Committee, to such persons or parties as the Committee may in writing designate; and
(d) Maintaining an appropriate record of all transactions involving Shares or other marketable securities, or any amounts directly or indirectly received from the Company;
provided, that the Agent shall not discriminate or differentiate as between individual participants with respect to the timing and purchase of Shares or other marketable securities.
5.3	Status of Shares, Other Property.
Any Shares or other property held by the Agent, including any earnings, income or accretions on such Shares or other property, shall be held by the Agent and used exclusively for the uses and purposes of the Participants (and their Beneficiaries) and the general creditors of the Company; however, Participants and their Beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any Shares or other property directly or indirectly received, acquired or held by the Agent. Any rights created under the Plan and any related agency agreement shall be mere unsecured contractual rights of Participants and their Beneficiaries against the Company. Any assets held by or on behalf of the Agent will be subject to the claims of the Company’s general creditors, as determined under all relevant federal and state law. The Company shall pay directly, or reimburse the Agent for, any and all taxes and related expenses due in respect of any income or gains on assets held or acquired by the Agent.

ARTICLE 6
PLAN OPERATION AND ADMINISTRATION
6.1	Powers of the Committee.
The Plan shall be administered by a committee (the “Committee”), appointed by the Company’s Board of Directors by appropriate resolution and serving at the full Board’s sufferance. The Committee shall be comprised of any two (2) directors not participating in, and not then eligible to participate in, the Plan. The Committee will have plenary authority to administer the Plan, including, without limitation, the following authority:
(a) to make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;
(b) to interpret the Plan and to decide all matters arising thereunder, including the right to resolve or remedy any ambiguities, inconsistencies or omissions;
(c) to compute the amounts payable to any Participant or Beneficiary or other person in accordance with the provisions of the Plan;
(d) to authorize the Agent to make disbursements, or to otherwise authorize disbursements to be made from or under the Plan;
(e) to keep such records and submit such filings, elections, applications, returns or other documents or forms as may be required under the Code or other applicable law;
(f) to appoint such agents, counsel, accountants and consultants as may be desirable to assist in administering the Plan, and provide for the payment and appropriate indemnification by the Company of such parties;
(g) to exercise the other powers that are expressly granted to it herein (including the right to vote, or give or tender proxies with respect to, any Shares held by the Agent), or any powers that are impliedly necessary for it to carry out any of its responsibilities hereunder; and
(h) by written instrument, to delegate any of the foregoing powers.
The Committee will be entitled, to the extent permitted by law, to rely conclusively on all tables, valuations, certificates, opinions and reports which are furnished by any accountant, the Agent, counsel or other expert retained by the Committee to assist it in administering the Plan and all decisions and determinations of the Committee shall be final.

6.2	Indemnification.
In addition to whatever rights of indemnification to which employees, officers and directors of the Company may be entitled under the articles of incorporation, regulations or bylaws of the Company, under any provision of law, or under any other agreement, the Company shall satisfy any liabilities actually and reasonably incurred by any such employee, officer or director, including expenses, attorneys’ fees, judgments, fines and amounts paid in settlement, in connection with any threatened, pending, or completed action, suit, or proceeding which is related to the exercise or failure to exercise by such person or persons of any of the powers, authority, responsibilities, or discretion of the Company or the Committee provided under the Plan or any agreement with the Agent, or reasonably believed by such person or persons to be provided thereunder, and any action taken by such person or persons in connection therewith.
6.3	Notices to Committee.
Notices and other communications to the Committee shall be sent to the Company’s Chief Financial Officer, care of the Company’s world headquarters. No notice or other communication shall be considered to have been given to or received by the Committee until it has been delivered to the Chief Financial Officer.
ARTICLE 7
MISCELLANEOUS
7.1	Amendment.
The Company may amend the Plan, in any respect and for any reason, by action of the Company’s board of directors without liability to any Participant, Beneficiary or other person for any such amendment or for any other action taken pursuant to this Section 7.1; provided, that (a) amendments shall be made no more frequently than once in any six (6)-consecutive month period, except as required to conform to changes made in the Internal Revenue Code and related rules, and (b) no amendment shall retroactively deprive any Participant of any right or benefit accrued as of the effective date of such amendment, except where necessary to comply with applicable law.
7.2	Plan Not Contract of Continuing Service.
The existence of the Plan shall not create, evidence or change any contract for continuing service, or any continuing right to hold office, of any Participant. The right of the Company, or its shareholders, to take any action with respect to a director, including terminating the director’s office or service at any time for any reason, shall not be affected by any provision of this Plan, and neither the Company nor its shareholders will be deemed responsible to provide continuing service for any reason at any time, solely by reason of this Plan.
7.3	Severability.
If any provision of the Plan shall be invalid, such provision shall be fully severable, and the remainder of the Plan and the application thereof shall not be affected thereby.

7.4	Prohibition on Assignment.
No right or interest under the Plan of any Participant or Beneficiary shall be subject at any time or in any manner to anticipation, alienation, sale, transfer, assignment (either at law or in equity), pledge, encumbrances (as security or otherwise), attachment, garnishment, levy, execution, or other legal or equitable process by creditors of the Participant or Beneficiary, and no Participant or Beneficiary shall have the power at any time or in any manner to anticipate, transfer, assign (either at law or in equity), alienate, or subject to attachment, garnishment, levy, execution or other legal or equitable process, or in any way encumber, such Participant’s or Beneficiary’s rights or interests under the Plan, and any attempt to do so shall be void; provided, however, that the Company shall have the unrestricted right to set off against or recover out of any payments or property due a Participant or Beneficiary at the time such payments or property would have otherwise been payable hereunder, any amounts owed the Company by such Participant or Beneficiary.
7.5	Governing Law.
To the extent not preempted by federal law, the provisions of the Plan shall be construed, regulated and administered under the laws of the State of Ohio.
7.6	Satisfaction of Claims.
Any payment to any Participant or Beneficiary in accordance with the terms of the Plan shall, to the extent thereof, be in full satisfaction of all claims hereunder, whether they be against the Company, the Committee, or the Agent, any of whom may require the Participant or Beneficiary (or legal representative), as a condition precedent to such payment, to execute a release and receipt therefor.
7.7	No Liability.
Participation in the Plan is entirely at the risk of each Participant. Neither the Company, the Committee, the Agent, nor any other person associated with the Plan shall have any liability for any loss or diminution in the value of Deferral Accounts, or for any failure of the Plan to effectively defer recognition of income or to achieve any Participant’s desired tax treatment or financial results.

7.8	Shares Subject to the Plan.
The maximum dollar amount of Shares that may be acquired by the Plan during any calendar year shall not exceed the aggregate directors’ fees eligible to be deferred hereunder by all those persons then eligible to become Participants hereunder. Any Shares acquired by the Plan may consist, in whole or part, of authorized and unissued shares or treasury shares, or Shares purchased in the open market by or on behalf of the Agent from cash or property then held thereby. If there is a merger, reorganization, consolidation, recapitalization, share dividend, share split, combination of shares or other change in corporate structure of the Company affecting the Shares, such substitution or adjustment shall be made in the aggregate number of Shares held for distribution under the Plan as may be approved by the Committee in its sole discretion; provided that the number of Shares to be issued and distributed under the Plan shall always be a whole number. Any fractional Shares shall be eliminated and the value of such fractional Shares shall be deemed to have been transferred to the interest-bearing account as of the effective date of such substitution or adjustment.
7.9	Conditions to Effectiveness of Plan.
Notwithstanding anything in this Plan, any Deferral Agreement or any agency agreement to the contrary, the effectiveness of the Plan, any Deferral Agreements, and any agency agreement shall be conditioned on the Plan being approved by the Company’s shareholders at the Annual Meeting of Shareholders under the Securities Exchange Act of 1934 and other applicable law. If the Plan is not so approved, the Plan, all Deferral Agreements, and any agency agreement, shall be considered void ab initio and all fees and other amounts previously deferred pursuant to those Deferral Agreements shall be paid forthwith to the appropriate Participants, as if the relevant Deferral Agreements had never existed.
7.10	Code Section 409A Compliance.

This Plan is intended to be operated in compliance with the provisions of Code Section 409A (including any rulings or regulations promulgated thereunder). In the event that any provision of this Plan fails to satisfy the provisions of Code Section 409A, such provision shall be reformed so as to comply with Code Section 409A and to preserve as closely as possible the intention of the Company in maintaining the Plan; provided, however, in the event it is determined not to be feasible to so reform a provision of this Plan as it applies to a payment due to a Participant or his or her Beneficiary(ies), such payment shall be made without complying with Code Section 409A.

IN WITNESS WHEREOF, the Board of Directors of the Company has caused this instrument to be executed by its duly authorized designee as of this 31st day of December, 2008.

KEITHLEY INSTRUMENTS, INC.
By:	/s/ Mark J. Plush
Title: Vice President and Chief Financial Officer